Option and Purchase Agreement

BETWEEN:	Excalibur Industries
1800 Lake View Drive
Post Office Box 3551
Duluth, Minnesota 55803
USA

Fax: (218) 724-5609

(hereafter the “Seller”)

AND:	Uranerz Energy Corporation
Suite 1410 – 800 West Pender Street
Vancouver, BC V6C 2V6
CANADA

Fax: 604-689-1722

(hereafter the “Buyer”)

WHEREAS the Seller attests, affirms and warrants that it is the owner of forty-five (45) federal unpatented lode mining claims located in the Power River Basin of Wyoming, USA, more particularly described in Exhibit “A” attached to and by this reference incorporated into this Option and Purchase Agreement (the “Agreement”); and

WHEREAS the Seller further attests and affirms that its ownership of the aforementioned forty-five mining claims is free and clear of any liens or other encumbrances; and

WHEREAS these forty-five mining claims are distributed among six (6) locations also identified in Exhibit “A” by location name (collectively referred to as the “Properties” or individually, a “Property”); and

WHEREAS the Buyer is desirous of exploiting and extracting the uranium and other valuable solid mineral contained within the unpatented lode mining claims identified in Exhibit “A”, and selling the extracted uranium or other valuable solid mineral in the market place for its own account; and

WHEREAS it is for the mutual benefit of the Seller and Buyer (the “Parties”) that this Agreement be executed.

NOW THEREFORE, for and in consideration of the sum of Ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Seller, and in further consideration of the terms and conditions hereinafter contained to be faithfully kept, observed, and performed by the Seller and Buyer, the Parties hereto agree as follows:

1.	Definitions

1.1	Dollars – All mention of dollars or currency or price in this agreement shall be in United States Dollars.

1.2

Extensions - An "Extension" shall be any uranium bearing geochemical roll front, cell, or envelope that is clearly identifiable and traceable from drill hole cuttings, electric logs, or chemical assay, and extends to an adjacent property that is identifiable by the same means and methods.

1.3	Effective Date – The date stated on the signature page of this Agreement shall be the “Effective Date.”

1.4	Minimum Expenditure – The requirement for Buyer to spend $750,000 within three years or less from the Effective Date on field activities as further defined in Article 2.2.

1.5

Option Period – That period of time starting with the Effective Date and lasting three (3) years or less during which time the Buyer must meet the Minimum Expenditure requirement, and as further defined in Article 2.2.

2.	Specific Terms and Conditions

2.1	Review of Information

The Seller hereby grants the Buyer a thirty (30) day period (the “Review Period”) in which to visit the facility in Moab, Utah where the Seller has its geologic and other technical files placed in storage, and Seller allows the Buyer’s staff to examine said files and make copies of any information that pertains to the Properties. The cost of staff time, travel expenses, copy work, etc. is all at the cost of the Buyer. The thirty day period starts on December 15, 2005 and ends at 11.59 p.m. on January 15, 2006.

2.2	Option Period

Seller hereby grants Buyer an Option Period up to three (3) years in length from the date of signing of this Agreement on condition that the Buyer makes minimum field expenditures on the Properties of Seven Hundred and Fifty Thousand Dollars and No Cents ($750,000.00) by the end of the three-year Option Period. Field expenditures may include the following:

a)	all drilling, logging, coring, and analysis conducted on the Properties;

b)	all surveying and mapping conducted within the area containing the Properties;

c)	all payments to owners of the surface within the area containing the Properties;

d)	any permitting related costs on the Properties such as baseline studies, hydrologic testing, prorated environmental staff time, etc.;

e)	travel expenses of staff in connection with their work on the Properties;

f)	prorated cost of any purchased field equipment related to Buyer’s Wyoming activities;

g)	costs related to commercial development of the Properties including feasibility study, project design, construction (wellfields and plant), and purchase of commercial mining equipment;

h)	any government fees for permit and license applications and the processing of same related to the Properties;

i)	the prorated cost of the Buyer’s Casper office expenses including rent, insurance, utilities, office supplies and office equipment (limited to no more than 50% of these costs);

j)	project geologist (or prorated cost if not 100% assigned); and

k)	the prorated cost of senior management time (limited to no more than 25% of management’s time in any month).

At any time prior to the Buyer satisfying the $750,000 minimum field expenditure requirement and by giving sixty (60) days written notice, the Buyer may terminate its involvement with the Properties and may terminate this Agreement subject to the fulfillment of the requirements of Article 2.13. The Buyer, at its sole discretion, may at any time during the Option Period place an amount of money in an escrow account equal to the difference between $750,000 and dollar amount of field expenditures actually made to that point in time, and thereby complete all requirements of the Option Period. The money placed in escrow can subsequently be withdrawn by the Buyer under the provision that the money withdrawn may only be spent on the development of the Properties.

2.3	Ownership Transfer

Seller grants to Buyer the exclusive right to acquire the Properties, subject to Buyer meeting the $750,000 Minimum Expenditure requirement and paying the $250,000 Advanced Royalty to the Seller, and subject to the Royalty on production requirement. Upon the Buyer meeting the requirements of the Option Period, the Seller shall Quitclaim Deed the ownership of the Properties (45 mining claims) to the Buyer. Once the Buyer obtains ownership of the Properties, it may, at its sole discretion, exchange any one or more of the six Properties for other uranium mineral properties owned by a third party (or parties).

2.4	Extensions (mineral)

The Terms and Conditions of this Agreement shall also apply to all Extensions for a straight-line distance of one (1) statute mile from the external boundary, as of the Effective Date, of any of the six Properties provided that the Buyer either owns, or at some point in the future owns, the uranium mineral on the lands covered by any Extension.

2.5	Advanced Royalty

An advanced royalty in the amount of two-hundred and fifty thousand dollars and no cents ($250,000.00) (the “Advanced Royalty”) shall be payable to the Seller by the Buyer upon the execution of this Agreement and after the Review Period. The Advanced Royalty payment of $250,000 will be deducted during the first production until the sum of the Advanced Royalty is exhausted.

2.6	Royalty

The Buyer will pay the Seller a royalty on uranium yellowcake (U3O8) production based on the spot selling price of yellowcake (U3O8)Royalty will be paid on a calendar quarter basis with payment made no later than the last day of the month following the end of the calendar quarter. For example, the royalty payment for the first calendar quarter of any year will be received by the Seller by no later than April 30th. The spot price for any calendar quarter, for the purpose of calculating the royalty payment, will be the average of the spot price reported by Ux (or other mutually agreeable reporting service) during that calendar quarter. Calendar quarter yellowcake production quantity will be based on accepted engineering procedures. Buyer shall keep true and accurate written records of all of its operations and activities under this Agreement, and during March of each year the Buyer will determine actual production from the Properties for the previous calendar year based on yellowcake (U3O8) quantities received by the conversion facility. Written accounting documentation of the quantity of yellowcake (U3O8) accepted by the conversion facility will be provided to the Seller. The April royalty check will be adjusted for any over or under royalty payment made during the previous calendar year.

The royalty rate shall be as follows:

If the average spot price of uranium for any calendar quarter is $45.00 or less the royalty rate shall be six percent (6%), and if the average spot price of uranium for any calendar quarter is $45.01 or higher the royalty rate shall be eight percent (8%). Royalty payments are limited to production from the Properties and their Extensions.

2.7	Term of the Royalty

The term of the Royalty hereby created shall be perpetual, it being the intent of the Parties hereto that, to the extent allowed by law, the Royalty constitutes a vested interest in and a covenant running with the land and affecting the Properties and all successions thereof whether created privately or through governmental action. In the event a court of competent jurisdiction determines that the term of this Agreement violates the Rule Against Perpetuities, then the term of this Agreement shall automatically be revised and reformed to coincide with the maximum term permitted by the Rule Against Perpetuities, and this Agreement shall not be terminated solely as result of a violation of the Rule Against Perpetuities.

2.8	Commingling

Uranium, in any form, and at any stage of processing, that originates from a location other than the Properties may be commingled, mixed, or blended with the uranium from any of Properties after the quantities have been first determined by accepted engineering practices. Royalties will be allocated by the Buyer to the respective originating source(s) and reflected in royalty settlements.

2.9	Information, Data and Reports

The Buyer will provide the Seller with copies of all data obtained by the Buyer during the Option Period related to the Properties and their Extensions including e-logs, lithologic logs, geologic/reserve maps & reports, hydrologic reports, water quality data, environmental data & reports, and permit applications. Such data will be forwarded by the Buyer to the Seller during the Option Period on a periodic basis.

2.10	Maintenance of Mining Claims (Properties)

The Seller will maintain the Properties (45 mining claims) in accordance with county, state and federal requirements including timely filings during the Option Period, and will be responsible for making any and all required payments including Bureau of Land Management Maintenance Fees. Seller will provide Buyer with copies of all documents related to the maintenance of the mining claims at the same time that the documents are submitted to the government agencies, and the documents with payment shall be submitted to the Bureau of Land Management Wyoming State Office at least thirty (30) days before the due date. Seller’s failure to legally maintain the Properties resulting in the forfeiture of any or all of the 45 mining claims will, at the option of the Buyer, result in the termination of this Agreement and the refund of the $250,000 Advanced Royalty payment.

2.11	Surface Use and Other Agreements

The Buyer shall be responsible for obtaining and maintaining any required agreements with the surface land owners relative to the use of the land by the Buyer in connection with its activities on the Properties. The Buyer shall also be responsible for obtaining any required permits or licenses required for exploration and development activities such as state DEQ License to Explore, State Engineer water well permits, etc. The cost of acquiring and maintaining these agreements and permits will be the responsibility of the Buyer, and will accrue to the Minimum Expenditure account.

2.12	Indemnification

Seller shall not be liable to Buyer and Buyer waives all claims against Seller for any injury to or death of any person or damage to or destruction of any personal property or equipment or theft of property occurring on or about the Properties or arising from or relating to the Buyer’s business conducted on the Properties. The Buyer shall defend, indemnify and hold harmless the Seller and its members, officers, directors, agents and employees from and against any and all claims, judgments, damage, demands, losses, expenses, costs or liability arising in connection with injury to person or property from any activity, work, or things done, permitted or suffered by the Buyer or Buyer’s agents, partners, servants, employees, invitees or contractors on or about the Properties, or from any breach or default by Buyer in the performance of any obligation on the part of Buyer to be performed under the terms of this Agreement (all of the foregoing collectively referred to as “General Indemnity Claims”). The Buyer agrees to defend all General Indemnity Claims on behalf of Seller.

2.13	Environment

The Buyer is responsible for the clean-up or reclamation of any disturbances caused by its activities on the Properties that are in violation of any county, state or federal laws or regulations. This responsibility extents to final reclamation and decommission of the Properties at the conclusion of all mining activities. The Buyer shall promptly reimburse, defend, indemnify and hold harmless the Seller, its employees, directors, assigns, successors-in-interest, agents and representatives from any and all claims, liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorney’s fees, consultant’s fees and other expert’s fees and costs), and damages, relating to contamination, breach of any obligation or any non-compliance with applicable environmental laws resulting from the Buyer’s use of the Properties. The Buyer shall not be liable for any disturbances, property damage, or surface or subsurface contamination that occurred or exists on the Properties prior to the Effective Date of this Agreement.

2.14	Termination by Seller

During the Option Period, any failure by the Buyer to perform any of its covenants, liabilities, obligations or responsibilities under this Agreement shall be a default. The Seller must give the Buyer written notice of a default. If the default is not remedied within thirty (30) days after receipt of the notice, provided the default can reasonably be cured within that time, or, if not, if the Buyer has not within that time commenced action to cure the same or does not after such commencement diligently prosecute such action to completion, the Seller may terminate this Agreement by delivering notice to Buyer of the Seller’s termination of this Agreement.

2.15	Termination by Buyer

During the Option Period, the Buyer may at any time terminate this Agreement by giving written thirty (30) days advance notice to Seller. If the Buyer terminates this Agreement, the Buyer shall perform all obligations including any required reclamation or decommissioning to the satisfaction the government agencies having jurisdiction as specified in Article 2.13. Upon the Buyer’s termination of this Agreement, within ten (10) days after termination, the Buyer shall execute and deliver to Seller a release and termination of this Agreement in a form acceptable for recording. The Advanced Royalty payable to the Seller by the Buyer is not refundable in the case of a Termination covered by this Article.

2.16	Abandonment or Surrender

Should Buyer at any time after acquiring ownership of the Properties desire to surrender or abandon any of the 45 mining claims comprising the Properties, it shall give written notice to the Seller at least sixty (60) days prior to the contemplated date of surrender or abandonment of such mining claim or claims. Unless Seller shall within forty-five (45) days after receipt of such written notice, notify Buyer of their consent to such surrender or abandonment, Buyer shall immediately, upon termination of said forty-five (45) days, assign and transfer to Seller all of Buyer’s interest in and to the mining claim or claims concerned and all appurtenances thereto, free and clear of all clouds or encumbrances caused, suffered or created by, through or under Buyer including completion of all governmental environmental reclamation requirements as specified in Article 2.13. Thereupon, Buyer shall be relieved from all obligations thereafter accruing under this Agreement or otherwise with respect to the claim or claims covered by such assignment.

3.	General Terms

3.1	Relationship of the Parties

This Agreement is not a partnership. Nothing contained in this Agreement shall be deemed to constitute one party being a partner of the other party. It is not the intention of the Parties to create nor shall this Agreement be construed to create any mining, commercial or other partnership.

3.2	Assignments

Neither the Seller nor Buyer may assign or transfer this Agreement or any rights hereunder or in the Properties without the prior written consent of the other, such consent not to be unreasonably withheld.

3.3	Inspection

The Seller or Seller’s duly authorized representatives shall be permitted to enter on the Properties and the Buyer’s workings at all reasonable times during normal business hours for the purpose of inspection, but they shall enter on the Properties at their own risk and in such a manner which does not unreasonably hinder, delay or interfere with Buyer’s operations. The Seller shall have access at all reasonable times during normal business hours to the Buyer’s yellowcake production records upon at least ten (10) days prior written notice.

3.4	Memorandum Agreement

The parties shall execute and deliver a memorandum of this Agreement suitable for recording. The execution of the memorandum shall not limit, increase or in any manner affect any of the terms of this Agreement or any rights, interests or obligations of the Parties. The memorandum of this Agreement shall not contain the salient particulars of this document.

3.5	Force Majeure

The Option Period will be suspended to the extent and for the period that activities on the Properties by the Buyer are prevented or delayed for any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes, acts of God, delays in obtaining any required government approvals, shortage of contractors or materials, interruption of energy supplies, actions of citizens groups or NGO’s, including native rights groups. Immediately upon the cessation of Force Majeure the Buyer will notify the Seller in writing and shall take steps to recommence or continue activities as soon as reasonably practical.

3.6	Confidentiality

All matters concerning the execution and contents of this Agreement, and the Properties shall be treated as and kept confidential by the Parties and there shall be no public release of any information concerning the Properties without the prior written consent of the other party, such consent not to be unreasonably withheld; except as required by applicable securities laws, the rules of any stock exchange on which a party’s shares are listed or other applicable laws or regulations. Notwithstanding the foregoing the Parties are entitled to disclose confidential information to prospective investors or lenders, who shall be required to keep all such confidential information confidential.

3.7	Governing Law and Forum Selection

This Agreement shall be construed and enforced in accordance with the laws of the State of Wyoming.

3.8	Dispute Resolution

In the event of disputes, controversies or claims arising from an alleged breach of this Agreement, or disputes arising out of or related to this Agreement over substantial factual issues concerning technical mining or metallurgical matters, the Parties agree to be bound by binding arbitration to be conducted in Casper, Wyoming in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All disputes arising out of or related to this Agreement over issues concerning technical mining or matters shall be resolved by arbitrators who are experts in the relevant fields. The applicable substantive law shall be the law of the State of Wyoming and discover shall be conducted pursuant to the Wyoming Rules of Civil Procedure, and the Wyoming Rules of Evidence shall apply.

3.9	Notices

Any notices required or authorized to be given by this Agreement shall be in writing and shall be sent either by commercial courier, facsimile, or by certified U.S. mail, addressed to the proper party at the address stated below or such address as the party shall have designated to the other parties in accordance with this Section. Such notice shall be effective on the date of receipt by the addressee party, except that any facsimiles received after 5:00 p.m. of the addressee’s local time shall be deemed delivered the next day.

If to Seller:	Excalibur Industries
1800 Lake View Drive
Post Office Box 3551
Duluth, Minnesota 55803
USA

Fax: (218) 724-5609
E-mail: mhubert@msn.com

If to Buyer:	Uranerz Energy Corporation
Suite 1410 – 800 West Pender Street
Vancouver, BC V6C 2V6
CANADA

Fax: 604-689-1722
E-mail: dennis@senategroup.com

With a copy to:	Glenn Catchpole
Uranerz Energy Corporation
222 Carriage Circle
Cheyenne, WY 82009
USA

Fax: 307-778-0540
E-mail: gjcwyo@aol.com

3.10	Binding Effect of Obligations

This Agreement shall be binding upon and inure to the benefit of the respective parties and their successors in interest, legal representatives and/or assigns of the respective parties hereto. These covenants run with the land.

3.11	Entire Agreement

The parties agree that the entire agreement between them is written in this Agreement. There are no terms or conditions, express or implied, other than expressly stated in this Agreement. This Agreement may be amended or modified only by a written instrument signed by the parties with the same formality as this Agreement.

3.12	Amendments

No amendment, supplement or restatement of any term of this Agreement is binding unless it is in writing and signed by both Parties.

3.13	Multiple Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute the same Agreement.

3.14	Recovery of Costs

In any action to construe or enforce the provisions of this Agreement, the prevailing party shall be entitled to recover such party’s reasonable attorney's fees (including, expressly, costs of services of paralegals) and all court costs and other expenses incurred in connection to such construction or enforcement action.

3.15	Time of the Essence

Time is of the essence in the performance of the Parties’ obligations under this Agreement.

The Parties have executed this Agreement effective the _____day of December 2005.

Excalibur Industries

“ Joseph P. Hubert”
By
Joseph P. Hubert, President

Uranerz Energy Corporation

“Glenn Catchpole”
By
Glenn Catchpole, President & CEO

ACKNOWLEDGEMENT

STATE OF WYOMING	)
)
COUNTY OF ______________________	)

On this _______________ day of December A.D. 2005 before me personally appeared Glenn J. Catchpole to me known to be the person described in and who execute the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

My commission expires ____________________

______________________________
NOTARY PUBLIC

ACKNOWLEDGEMENT

STATE OF Minnesota	)
)
COUNTY OF ______________________	)

On this _______________ day of December A.D. 2005 before me personally appeared Joseph P. Hubert to me known to be the person described in and who execute the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

My commission expires ____________________

___________________________
NOTARY PUBLIC